EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is effective as of October 30, 2006 (the “Effective Date”) between New Century Financial Corporation, a Maryland corporation (the “Company”), and Patti M. Dodge (“Executive”).

WHEREAS, Executive and the Company are currently parties to an Employment Agreement which was effective as of July 16, 2004 (the “2004 Employment Agreement”); and

WHEREAS, Executive and the Company desire to continue Executive’s employment with the Company on different terms and conditions that are mutually satisfactory to the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Executive and the Company agree that from and after the Effective Date hereof, the 2004 Employment Agreement shall be amended and restated to provide as follows:

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1	Employment.

(a) The Company employs Executive, and Executive agrees to serve, as of November 15, 2006, in the position of Executive Vice President, Investor Relations, reporting to the Chief Executive Officer and President of New Century Financial Corporation, with the understanding that Executive’s position and duties are subject to change at the discretion of the Chief Executive Officer and President of the Company at any time. Executive agrees to perform such usual and customary duties of such office as may be delegated to Executive from time to time by Executive Management or the Board of Directors.

(b) Executive shall devote Executive’s best efforts to the performance of Executive’s duties and responsibilities for the Company. Executive will not, without the prior written approval of the Chief Executive Officer, engage in any other activity for any competitor of the Company, or which would unreasonably interfere with the performance of Executive’s duties, services, and responsibilities hereunder, or which is in violation of policies established from time to time by the Company.

1.2 Term. Where used, “Term” shall refer to entire period of employment of Executive by the Company beginning on the Effective Date of this Agreement, and ending immediately upon the earliest to occur of the following and ending on the earliest of:

(a)	December 31, 2007;

(b)	The date of termination of Executive’s employment in accordance with Article IV of this Agreement,

(c)	The date of Executive’s voluntary retirement in accordance with the Company’s plans and policies; or

(d) The date of Executive’s death.

1.3 Extension of Agreement: Unless this Agreement has been terminated pursuant to Section 1.2 above (and the corresponding provisions of this Agreement), the Term of this Agreement shall be automatically extended for additional one-year periods unless and until 30 days written notice is given either by Executive or the Company to cease the automatic renewal of this Agreement (the “Notice of Non-Renewal”). The parties agree, covenant and represent that Executive and the Company each may decide, in either’s sole and unfettered discretion, to issue the Notice of Non-Renewal with or without cause, and with or without prior notice.

ARTICLE II
COMPENSATION

2.1 Base Salary. During the term of this Agreement, the Company shall pay to Executive a base salary in the gross amount of $315,000.00 per year, payable in bi-weekly installments less standard and authorized withholdings and deductions, pursuant to the Company’s then-existing payroll policies and procedures. Executive’s Base Salary shall be reviewed annually for increases in accordance with Company policy and practice and at the discretion of the Company. However, Executive has no right to any increase in her rate of Base Salary from the level set forth above.

2.2 Bonuses. Executive shall be eligible to participate in a discretionary Incentive Bonus Plan (the “Plan”) as established and modified by the Company from time to time, according to the following schedule:

(a)	For the year 2006, Executive’s target bonus shall be the equivalent of two hundred twenty-five percent (225%) of Executive’s 2006 base salary;

(b)	For the year 2007, Executive’s target bonus shall be the equivalent of one hundred seventy-five percent (175%) of Executive’s 2007 base salary;

(c)	If the Term is extended through 2008, Executive’s target bonus for the year 2008 shall be the equivalent of one hundred fifty percent (150%) of Executive’s 2008 base salary;

(d)	If the Term is extended through 2009, Executive’s target bonus for the year 2009 shall be the equivalent of one hundred twenty-five percent (125%) of Executive’s 2009 base salary.

Executive does not earn any bonus payment until the date it is paid. Accordingly, notwithstanding any other provision of this Agreement or the Plan, it is a mandatory condition precedent to any bonus payment to which Executive may from time to time become entitled, that Executive be actively employed by the Company on a continuing full-time basis, in good standing on the date the bonus is actually paid to earn and receive the bonus. Executive acknowledges that, among other things, the bonus is designed primarily as an incentive for Executive to remain in the Company’s employ during succeeding bonus periods. Bonus amounts shall remain discretionary and bonuses shall not be prorated or apportioned regardless of the manner in which Executive’s employment terminates. The Company at all times maintains the right and the discretion to change existing bonus plans, introduce new bonus plans, change the timing of bonus payouts, and/or eliminate bonus plans.

2.3 Reimbursement of Expenses. Executive shall be entitled to receive reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel and reasonable living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.4 Benefits. Executive shall be entitled to participate in all health, insurance, pension, disability insurance and other employee plans and benefits that the Company may from time to time, and in its sole discretion, provide to employees in comparable positions (collectively referred to herein as the “Company Benefit Plans”), subject to meeting applicable eligibility requirements. Executive shall also be eligible to participate in the Long Term Incentive Compensation Plan (the “LTIC Plan”) offered by the Company with the type or types of each such grant (stock option, restricted stock, or otherwise, or any combination thereof) to be determined by the Company and each such grant to be subject to vesting requirements and the other terms and conditions as established by the Company with respect to each particular grant. The Company at all times maintains the right and the discretion to change the existing LTIC Plan, introduce a new LTIC Plan, and/or eliminate any existing LTIC Plan.

Executive acknowledges and agrees that she has received all compensation and benefits (including, without limitation, bonuses and long-term equity and other incentive grants) due to her through and including the date hereof (other than accrued and unpaid salary for the current pay period and accrued and unpaid vacation of approximately 40 days).

2.5 Vacations and Holidays. During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave at full pay, such vacation to be at the rate of 30 days (six weeks) in each year of the term hereof. Any vacation exceeding 4 consecutive weeks shall require prior approval by the Chief Executive Officer. Executive shall be entitled to such holidays as are established by the Company for all employees. The maximum vacation accrual that Executive may have at any time shall equal 60 days (twelve weeks). If Executive’s earned but unused vacation time accrual reaches the maximum, Executive shall not continue to accrue any additional vacation time until Executive’s usage lowers available vacation to a level below the maximum.

2.6 Automobile Expenses. For as long as the Company provides a monthly automobile allowance to other senior executives of the Company generally, the Company will provide Executive with an automobile allowance of $500 per month.

2.7 Withholding. The Company shall deduct from all payments made to Executive pursuant to this Agreement all federal and state withholding taxes, old age and survivors and other social security payments, state disability and other insurance premium payments required to be withheld by applicable law or as otherwise agreed between the Company and Executive.

ARTICLE III
NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality Agreement. Concurrently with the execution and delivery of this Agreement, and as part of the consideration for the promises and undertakings by the Company in this Agreement, Executive shall execute and deliver the Confidentiality Agreement attached as Exhibit “A” hereto and incorporated herein by reference (the “Confidentiality Agreement”).

3.2 No Violation of Other Agreements. Executive represents that, to the best of Executive’s knowledge, performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any obligation of Executive:

(a)	Not to compete or interfere with the business of a former employer (which term for purposes of this Section 3.2 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant); or

(b)	Not to solicit employees, customers or vendors of any former employee.

ARTICLE IV
TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a) Cause. The Company at all times reserves the right to terminate Executive’s employment for “Cause,” which shall be defined as follows:

(i) Executive’s conviction for, indictment regarding (or its procedural equivalent), or the entering of a guilty plea (or plea of nolo contendere) to, any crime with respect to which imprisonment is a possible punishment (whether or not actually imposed), which involves moral turpitude or which might, in the opinion of the Company, cause embarrassment to the Company;

(ii) Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence in the performance of Executive’s duties hereunder which could be materially and demonstrably injurious to the Company;

(iii) Executive’s refusal to perform the duties of Executive’s position as proscribed by the Chief Executive Officer or Executive Management of the Company, and/or Executive’s failure to perform the duties of Executive’s position in a manner deemed satisfactory by the Executive Management of the Company;

(iv) Executive’s commission of an act of fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the discovery that such misconduct has occurred in the past;

(v) Executive’s breach of any material term of this Agreement or failure or refusal to perform any material obligation or duty as required by this Agreement;

(vi) Executive’s violation of any reasonable rule or regulation of the Company applicable to Executive;

(vii) Executive’s (i) obstruction or impediment of, (ii) endeavors to influence, obstruct or impede, or (iii) failure to materially cooperate with, any investigation authorized by the Board of Directors of the Company or any governmental or self regulatory entity (“Investigation”); provided, however, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s attorney in connection with an Investigation shall not constitute “Cause”; or

(viii) Executive’s removal, concealment, destruction or purposeful withholding, alteration or falsification of any material that is requested in connection with an Investigation.

(b) Change in Control. “Change in Control” shall mean the occurrence of a “Change in Control Event” as such term is defined in the Company’s Change in Control Severance Policy.

(c) Disability. For purposes of this Agreement, “Disabled” and “Disability” shall mean a physical or mental impairment that, even with reasonable accommodation, prevents Executive from performing the essential functions of Executive’s job for a period of 60 consecutive days or for shorter periods aggregating 90 days or more during the Term of this Agreement.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i) a material breach of this Agreement by the Company; or

(ii) a material diminution in the Executive’s responsibilities, duties, authority (when viewed together, in the aggregate) including, without limitation, any change in title; or

(iii) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Company within fifteen (15) days upon a merger, consolidation, sale or similar transaction; or

(iv) the assignment of the Executive to duties that would require Executive to relocate or transfer Executive’s principal place of residence to a location outside of Southern California, or that would make the continuance of Executive’s principal place of residence in Southern California unreasonably difficult;

provided, however, that none of the events specified in this Section 4.1(d) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Company’s actual receipt of such written notice. For purposes of clarity, a termination of the Executive’s employment for Cause or due to the Executive’s death, Disability or retirement shall not constitute Good Reason. Furthermore, Executive acknowledges and agrees that no events or circumstances that occurred prior to and including the execution of this Agreement (including, without limitation, the parties negotiating and entering into this Agreement to reflect Executive’s new position and responsibilities for the Company) constituted or shall constitute “Good Reason.”

4.2 Termination by Company Without Cause. In addition to its rights to terminate Executive’s employment hereunder by giving a Notice of Non-Renewal pursuant to Section 1.3 above, or immediately for Cause, the Company at all times has the right to terminate Executive’s employment without Cause and without prior notice. Executive and Company understand and acknowledge that Executive’s employment with Company is at will, meaning that Executive and the Company may terminate this employment relationship with or without good cause and with or without notice. Nothing in this Agreement shall diminish or restrict either Executive’s right to resign from employment, or the Company’s right to discharge Executive at any time, with or without Cause, and with or without written notice. The at-will nature of Executive’s employment may only be altered by a written agreement signed by the Chief Executive Officer of the Company.

4.3 Benefits Received Upon Termination. Except as expressly provided below, in the event of a termination of Executive’s employment with the Company: (1) Executive shall not be entitled to any form of severance payment or other compensation, (2) the Company shall have no further obligations to Executive under this Agreement, and (3) without limiting the generality of the foregoing, the Company shall have no obligation to pay any unearned bonus or other benefit of employment.

(a) Non-Renewal or Termination for Cause. If Executive’s employment terminates by reason of Executive’s death, pursuant to a Notice of Non-Renewal, or for Cause, then the Company shall pay Executive (or Executive’s estate) Executive’s Base Salary (in effect as of the date of termination) through the effective date of such termination plus an amount equal to the Base Salary equivalent of any vacation earned but not taken.

(b) Termination Without Cause. If Executive’s employment is terminated by the Company without Cause and not pursuant to a Notice of Non-Renewal:

(i) The Company will pay to Executive Executive’s Base Salary (in effect as of the date of termination) through the effective date of such termination plus an amount equal to the Base Salary equivalent of any vacation earned but not taken; and

(ii) The Company shall pay to Executive as severance pay (a) an aggregate amount equal to one times the Executive’s annualized rate of Executive’s 2006 Base Salary, plus (b) one-half (50%) of the amount of Executive’s incentive bonus awarded for the year 2006. Such payments are to be made in a series of substantially equal installment payments (each equal to a fraction of the aggregate severance pay to be provided), not less frequently than monthly, in accordance with the Company’s usual payroll practices over a period of one (1) year following the effective date of such termination. During any period of severance pay hereunder, Executive shall not be entitled to receive any bonus, health insurance, life insurance or other benefit of employment, except as required under COBRA and similar applicable law. In the event that Executive is covered by any change in control severance policy of the Company as in effect from time to time (or any similar plan, program, or policy of the Company) (a “CIC Severance Policy”) and it is determined that Executive is entitled to severance benefits under such CIC Severance Policy, then, notwithstanding anything else contained in such CIC Severance Policy to the contrary: (1) in no event shall Executive’s severance benefits under such CIC Severance Policy that are payable in cash exceed the amount of the cash severance benefit that Executive would be entitled to under this Agreement if her employment was terminated by the Company without Cause, and (2) in no event shall Executive be entitled to benefits under both this Agreement and the CIC Severance Policy (if Executive is otherwise entitled to benefits under both, she may promptly following the termination of her employment specify to the Company which benefit she elects to receive, with, for purposes of clarity, the CIC Severance Policy benefit modified as provided in the preceding clause (1)).

(c) Termination Because of Employee Disability. Should Executive become Disabled (as defined above), Executive acknowledges that Executive’s employment may be terminated any time thereafter if such Disability continues; provided that, during the period of the Disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if Executive were actively employed less any sums received directly by the Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive’s rights to receive any salary or payments under this Agreement shall terminate but Executive shall have the right to continue to receive any and all employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and insurance provided by the Company. Executive’s rights under any Company Benefit Plans shall be those rights accorded to any terminated employee under the plan provisions and applicable law.

(d) Termination by Executive. Executive may terminate Executive’s employment hereunder at any time, upon written notice to the Chief Executive Officer of the Company. In such event, Executive shall be entitled to the Base Salary, vacation and other benefits that have accrued prior to the effective date of termination. Executive shall not (except as expressly provided in clause (e) below) be entitled to any other form of severance payment or other compensation, including, without limitation, any bonus compensation under Paragraph 2.2 hereof.

(e) Change in Control. If a Change in Control occurs and Executive’s employment is terminated either by the Company without Cause or by Executive for Good Reason upon or within eighteen months following such Change in Control event, the Company shall (in lieu of, not in addition to, any obligations of the Company to Executive pursuant to the preceding provisions of this Section 4.3) pay to Executive the benefits set forth in the Company’s then in effect Change in Control Severance Policy.

4.5 Notwithstanding anything in Section 4.3 to the contrary, in the event the Company otherwise has any obligation pursuant to Section 4.3 to make severance payments or provide other benefits to Executive following the last day of Executive’s employment by the Company, and Executive commences employment that the Board of Directors deems to be in competition with the Company’s business, or Executive fails to comply with the Non-Competition, Confidentiality and Nondisclosure terms listed in Article III, then the Company may, in its sole discretion and without limiting any other remedies that may be available to the Company, cease providing any such severance payments or other benefits.

4.4 Release. With respect to the Executive (and Executive’s heirs, successors and assigns), payment by the Company or any of its affiliates of any termination or severance benefits pursuant to this Agreement and/or any other sums required by this Agreement shall release, relinquish and forever discharge and release the Company, its parent corporation, affiliates and subsidiaries, and their respective current and former directors, officers, employers, attorneys and agents from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown, which the Executive has incurred or suffered or may incur or suffer as a result of the Executive’s employment by the Company or the termination of such employment. The foregoing shall not affect Executive’s entitlements upon termination specifically set forth hereunder or any rights of indemnification or directors’ and officers’ liability insurance coverage. Notwithstanding anything contained herein to the contrary, no termination or severance payments shall be made under this Agreement or otherwise until such time as Executive has executed and delivered to the Company a general release, to be prepared by the Company.

ARTICLE V
ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1 Assumption of Obligations. The Company shall advise any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, of the obligations arising from this Agreement.

5.2 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

New Century Financial Corporation

18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: General Counsel, Legal Department

If to the Executive:

Patti M. Dodge
26 Oroville
Irvine, California 92602

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California.

6.4 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

6.7 Entire Agreement. This Agreement, in conjunction with the attached Confidentiality Agreement and Arbitration Agreement, constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Company may assign or delegate its rights, duties, and obligations hereunder (i) to any affiliate, or (ii) to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section 5. 1.

6.9 Arbitration. All disputes, controversies, and claims between Executive and the Company, or any of its officers, directors, employees, or agents in their capacity as such, that arise under or are related to Executive’s employment shall be submitted to binding arbitration pursuant to the Arbitration Agreement attached hereto as Exhibit “B” and incorporated herein by reference.

6.11 Captions. The captions and paragraph numbers appearing in this Agreement are inserted for the reader’s convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.

6.12 Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

6.13 Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A of the Code (“Code Section 409A”), Executive shall not be entitled to any payments upon a termination of Executive’s employment until the earlier of (i) the date which is six (6) months after Executive’s termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive following a termination of Executive’s employment that are not so paid by reason of this Section 6.13 shall be paid as soon as practicable after the date that is six (6) months after the termination of Executive’s employment (or, if earlier, the date of Executive’s death). The provisions of this Section 6.13 shall only apply if, and to the extent, required to comply with Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dated: October 30, 2006.

EXECUTIVE

Patti M. Dodge
26 Orville
Irvine, CA 92602

Dated: October 30, 2006.

NEW CENTURY FINANCIAL CORPORATION

Brad A. Morrice

EXHIBIT “A”

NEW CENTURY FINANCIAL CORPORATION
CONFIDENTIALITY AGREEMENT

1. Introduction.

Patti M. Dodge (“Executive”) recognizes that New Century Financial Corporation (the “Company”) is a consumer finance company engaged in a continuous program of product and customer development regarding its business, present and future, as a mortgage lending and consumer finance company.

Executive understands that, during the course of Executive’s employment with the Company, Executive has and will acquire, and have access to, the Company’s confidential and trade secret information, including, but not limited to confidential and trade secret information about the Company’s products, techniques, processes, services, clients, employee relationships, marketing strategy and/or business plans, information relative to client lists, business development plans, business studies, projections, business practices and finances, and highly confidential personal and financial information of the Company’s customers (collectively, “Confidential Information”). Confidential Information also includes, but is not limited, to the following:

(a)	All computer programs and databases belonging to the Company, including, but not limited to:

(i)	New Century’s AE Lounge;

(ii)	New Century’s database applications for integrating data for marketing, sales, and loan origination systems into a real-time data system, including applications to map brokers and applications for Account Executives to manage their territories;

(iii)	Loan pricing models;

(iv)	Automated systems for underwriting and appraisal; and

(v)	Information contained in New Century’s data warehouse and marketing databases.

(b)	All business practices and methodologies of the Company, which include, but are not limited to:

(i)	The flow used to process loans;

(ii)	Organizational structure and practices within the production groups;

(iii)	Operational practices to ensure proper handling of risks associated with appraisals and loan originations; and

(iv)	New Century’s flash report and other informational reports designed to track the performance of New Century’s products.

(c)	All business studies performed by the Company to:

(i)	Improve marketing strategies and techniques; and

(ii)	Improve market awareness and concentration.

(d)	All broker lists and broker information, including, but not limited to:

(i)	Identities of current and prospective brokers;

(ii)	Broker reports;

(iii)	Broker contact information, including identities of contact persons for brokers;

(iv)	Broker fundings;

(v)	Broker affiliations with Account Executives;

(vi)	Broker business volume;

(vii)	Broker pricing specials;

(viii)	Preferences and requirements of brokers with respect to products, services, terms, pricing information, and other matters; and

(ix)	Broker status information.

(e)	All Company loan characteristics reports for production by product and credit grade.

(f)	All preferences of investors for purchasing loan pools.

(g)	All employee lists and employee contact information (including, but not limited to, positions held and home telephone numbers).

(h)	All information regarding borrowers of the Company.

(i)	All sales and marketing programs and strategies of the Company.

(j)	All information regarding the compensation structure for, and amounts paid to, Company employees.

(k)	All information on the productivity of Company employees, including, but not limited to, information regarding the highest producing Account Executives and/or Loan Officers.

(l)	All account retention programs for the Company’s Account Executives and/or Loan Officers.

(m)	All documents and information concerning New Century’s Servicing Division (“Servicing”), including, but not limited to:

(i)	Servicing and collection software;

(ii)	Knowledge of New Century’s Servicing Division including, but not limited to, delinquency, collection, and foreclosure statistics and procedures including training manuals, dealings with customers, and strategies and techniques concerning collections;

(iii)	Loan characteristics for any of the loans serviced by New Century;

(iv)	30, 60, and 90-day delinquency numbers;

(v)	Servicing contracts with third party providers, including, but not limited to consumer reporting agencies, broker lists for broker price opinions, real estate agents, and appraisers;

(vi)	Complaint and litigation specifics or statistics; and

(vii)	Asset management or foreclosure figures including number of houses, days on the market, profitability or resale figures.

Executive acknowledges and agrees that this Confidential Information is disclosed to Executive on a business need-to-know basis only, and is considered confidential and secret by the Company. Furthermore, Executive understands and agrees that this Confidential Information is made known to Executive in confidence solely by virtue of Executive’s employment, and that this Confidential Information is not generally known in the industry. Executive acknowledges that Executive’s employment with the Company creates a duty of trust and confidentiality to the Company with respect to such Confidential Information.

2. Agreement to Maintain Confidentiality.

At all times, both during Executive’s employment and after the cessation of Executive’s employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, Executive agrees, covenants and represents to keep in strictest confidence and trust all Confidential Information, and that Executive will not disclose, use, or induce or assist in the use or disclosure of any Confidential Information, or anything related thereto, without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties as an employee of the Company.

Executive recognizes that the Company has received, and in the future will receive from third parties, their Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees, covenants and represents that Executive owes the Company and such third parties, during Executive’s employment and thereafter, a duty to hold all such Confidential Information in the strictest confidence, and Executive shall not disclose, use, or induce or assist in the use or disclosure of any such Confidential Information without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties as an employee of the Company consistent with the Company’s agreement with such third party.

Executive understands and agrees that the unauthorized use or dissemination of any Confidential Information is considered a serious breach of confidence, and any employee engaging in such activity may be in violation applicable law, including the California Uniform Trade Secrets Act. In such event, Executive will be subject to termination and/or legal action.

3.	Agreement to Return Confidential Material.

Executive shall promptly deliver to the Company upon termination of Executive’s employment with the Company, whether or not for cause and whatever the reason, or at any time the Company may so request, all originals and copies in written form and on computer disks, of memoranda, notes and/or notebooks, records, reports, manuals, computer programs, and/or any other documents or data containing Confidential Information, as well as all other Company property then in Executive’s possession, custody, or control.

4.	Agreement Regarding Inventions.

Executive agrees to disclose in writing and to assign on behalf of Executive and Executive’s heirs, executors, or administrators, to the Company or its successors, any inventions, processes, diagrams, methods, computer software, or any improvements whatsoever that Executive may discover, conceive, or develop, either individually or in collaboration with others, during the course of employment with the Company, or with the use of the Company’s time, data, equipment, facilities, or materials. Executive shall execute all documents necessary or appropriate for use by the Company in applying for, obtaining and enforcing any rights regarding Confidential Information or inventions as the Company may desire, together with any assignments thereof to the Company. This paragraph does not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 regarding inventions developed solely by an employee on his/her own time.

5.	Best Efforts, Duty of Loyalty Competing Interests During Employment.

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and that any engagement by Executive in a business competitive with the Company or its affiliates during the term of Executive’s employment relationship would be in direct conflict with the essential enterprise of the Company and would cause material and substantial disruption to the Company’s operation. Accordingly, Executive agrees as follows:

(a) During Executive’s employment and for a period of one (1) year following termination of employment or, if longer, during any period in which the Executive is receiving severance or other payments from the Company, Executive shall not, directly or indirectly, (i) engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any company engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. As used herein, a business that competes with the Company shall include any individual, partnership, firm, corporation or other business organization or entity that directly competes with or intends to compete with the Company or its affiliates in the business of underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Company during Executive’s employment or at the time Executive’s employment terminates (a “Competing Company.”)

(b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

6. Prevention of Inevitable Disclosure of Confidential Information.

Executive acknowledges and agrees that any use or disclosure of all or any part of the Company’s Confidential Information, by or to Executive or any third party, either during or after the termination of Executive’s employment for any reason, could severely injure the Company’s business interests. Executive additionally acknowledges and agrees that Executive’s agreement to the provisions of paragraph 6(a) below is necessarily and reasonably required to protect the Company’s Confidential Information, and to prevent the inevitable use or disclosure of such information in the event Executive becomes employed by, or affiliated in any way with, whether as a partner, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, directly competes with, or intends to compete with, the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing sub-prime credit grade secured loans or any other principal line of business engaged in by the Company at the time Executive’s employment terminates for any reason (a “Competing Company”). Accordingly, and in addition to any obligations, agreements or undertakings Executive assumes pursuant to the terms of the Confidentiality Agreement, or any other Agreement, Executive further agrees, covenants and represents as follows:

(a) Executive shall not directly or indirectly, during the term of employment, and for a period of one (1) year following termination of employment or, if longer, during any period in which the Executive is receiving severance or other payments from the Company, the Executive will not directly or indirectly solicit or induce to leave, any employees or consultants of the Company or its affiliates, either for Executive’s own purposes or for any other person or entity, including but not limited to a Competing Company. The foregoing shall not be violated by general advertising of a customary nature not targeted at such employees, agents or independent contractors, nor be serving as a reasonable and customary reference upon request.

(b) Executive promises and agrees that during Executive’s employment, and for a period of one (1) year following termination of employment or, if longer, during any period in which the Executive is receiving severance or other payments from the Company, Executive shall not influence or attempt to influence customers, vendors, or business partners of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

7. Representations Regarding Former Employment.

Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and shall not breach any agreement to keep in confidence Confidential Information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive further represents that Executive has not entered into, and agrees that Executive shall not enter into, any agreement, either written or oral, in conflict herewith.

Executive agrees, covenants and represents that Executive shall not, and will not, bring to the Company any materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from any such former employer for their possession and use. Executive further understands and agrees that, in service to the Company, Executive is not to breach any obligation of confidentiality that Executive may have to former employers, and that Executive shall fulfill all such obligations throughout the tenure of Executive’s employment with the Company.

8. Injunctive Relief.

Executive recognizes that the Company is relying upon the existence and validity of these provisions and that monetary damages would not be an adequate remedy if Executive violated any of these provisions. Therefore, Executive expressly agrees that, in addition to any rights or remedies the Company may have, the Company may, subject to the provisions of the Arbitration Agreement, apply to any court of law or equity having jurisdiction for injunctive relief (without posting a bond or other security) against any act, which would violate this Agreement.

9. General Provisions.

The terms of this Confidentiality Agreement shall apply during and after any period during which Executive performs any services for the Company, whether as an employee, consultant, independent contractor, or otherwise. Nothing in this Confidentiality Agreement shall obligate the Company to continue to retain Executive as an employee. Upon cessation of Executive’s relationship with the Company, Executive agrees to execute an Affirmation of this Confidentiality Agreement.

This Confidentiality Agreement shall be governed by and construed under and according to the internal substantive laws, and not the laws of conflicts, of the State of California. If any provision of this Confidentiality Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Confidentiality Agreement or seeks a declaration of any rights or obligations hereunder, the prevailing party shall be awarded reasonable attorney fees, together with costs and expenses, incurred by the prevailing party with respect to the contractual claims in connection with such action or proceeding to resolve the dispute and enforce the final judgment.

This Confidentiality Agreement, as well as the accompanying Employment Agreement and Arbitration Agreement contain the sole and entire agreement between Executive and the Company with respect to the subject matter thereof, and supersedes and replaces any prior agreements to the extent they are inconsistent herewith. This Confidentiality Agreement can be amended or modified only by a written agreement between the Company and Executive.

Executive confirms, that Executive has read, understands and agrees to comply with the terms of this Confidentiality Agreement.

Dated: October 30, 2006.

EXECUTIVE

Patti M. Dodge
26 Orville
Irvine, CA 92602

Dated: October 30, 2006.

NEW CENTURY FINANCIAL CORPORATION

Brad A. Morrice

EXHIBIT “B”

AGREEMENT TO ARBITRATE

As an express condition of employment at New Century Financial Corporation (the “Company”), and in consideration of the mutual covenants an agreements set forth herein and in the Amended and Restated Employment Agreement, the Company and Patti M. Dodge (“Executive”) hereby mutually agree that any Claims or Controversies arising out of Executive’s employment, termination of employment or receipt of employment benefits, including but not limited to, restricted stock or stock options, that Executive may have in the future against the Company or its officers, directors, employees, or agents in their capacity as such, or that the Company may have against Executive, shall be resolved through binding arbitration. Executive and the Company acknowledge that this Agreement to Arbitrate means that Executive and the Company are relinquishing their rights to either a jury trial or court trial for the resolution of any claims that Executive and the Company may have against the other.

Claims or Controversies arising out of Executive’s employment, or its termination, means and includes all claims of harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to or stemming from Executive’s employment, or its termination, except as excluded in the following paragraph.

Claims not covered by this Agreement to Arbitrate are (1) claims covered by the Workers’ Compensation Act (2) claims for unemployment benefits.

The party desiring to initiate arbitration can do so by sending written notice of an intention to arbitrate by registered or certified mail to the other party. The notice shall contain a description of the nature of all Claims or Controversies asserted and the facts upon which such claims are based.

All Claims or Controversies shall be submitted to a single neutral arbitrator. The arbitration shall take place before JAMS/ENDISPUTE in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Executive and the Company pursuant to JAMS’s rules. If Executive and the Company cannot agree upon an arbitrator, the selection process shall be governed by the rules and procedures of JAMS/ENDISPUTE . Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current procedural rules of JAMS/ ENDISPUTE, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law shall remain available to both parties, (2) except as mutually agreed upon by the parties, there shall be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court, and (3) the California Rules of Evidence shall apply to the arbitration hearing.

The arbitration fees shall be borne exclusively by the Company; however, each party to the arbitration shall pay that party’s own costs, attorneys’ fees and witness fees, if any. The arbitrator may, in his or her discretion, award attorneys’ fees and costs, in whole or part, to the prevailing party in a manner consistent with applicable laws and the terms of the Agreement.

The arbitrator may grant any remedy or relief available under law, without limitation, that the arbitrator determines to be just and equitable based on the evidence introduced at the hearing and any logical and reasonable inferences therefrom. The decision shall be made in writing and contain a concise statement of the reasons in support of the decision. The decision shall be signed by the arbitrator and mailed to each party. The decision may be judicially enforced (confirmed, corrected or vacated) pursuant to California Code of Civil Procedure Section 1285 et seq. The decision is final and binding and there is no direct appeal from the decision on the grounds of error in the application of law.

This Agreement to Arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Executive and the Company.

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

This is the complete agreement between the parties on the subject of arbitration of the described Claims or Controversies and supersedes any prior or contemporaneous oral or written understandings on the subject.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS AND THAT BY SIGNING THIS AGREEMENT, I AM GIVING UP MY RIGHT TO A JURY TRIAL. I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

Dated: October 30, 2006.

EXECUTIVE

Patti M. Dodge
26 Orville
Irvine, CA 92602

Dated: October 30, 2006.

NEW CENTURY FINANCIAL CORPORATION

Brad A. Morrice